Exhibit 99.1

Healthwell Acquisition Corp. I Announces Pricing of

$250,000,000 Initial Public Offering

August 2, 2021

WINNETKA, ILLINOIS — Healthwell Acquisition Corp. I (NASDAQ:HWELU) (“Healthwell” or the “Company”) announced the pricing today of its initial public offering (“IPO”) of 25,000,000 units at a price to the public of $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “HWELU” beginning tomorrow. Each unit issued in the IPO consists of one share of Class A common stock and one-half of one redeemable warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment, upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on NASDAQ under the symbols “HWEL” and “HWELW,” respectively.

Jefferies LLC is acting as the sole book-running manager for the IPO. Healthwell has granted the underwriter a 45-day option to purchase up to 3,750,000 additional units at the IPO price, less underwriting discounts and commissions, to cover over-allotments, if any. The offering is expected to close on August 5, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Jefferies LLC at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthwell

Healthwell is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to leverage our team’s expertise to target businesses in healthcare technology, tech-enabled healthcare services, and tech-enabled wellness.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors/Media

Isabella Carillo

Edelman for Healthwell

HealthwellSPAC@edelman.com

(203) 536-6066

Company

Tracy Wan

President and Chief Financial Officer

info@healthwellspac.com

(847) 230-9162